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                                                                     EXHIBIT 8.1

                            [Akin Gump letterhead]
                        1900 Pennzoil Place-South Tower
                             711 Louisiana Street
                             Houston, Texas 77002


                                April 2, 2001


Board of Directors
Southern Mineral Corporation
1201 Louisiana, Suite 3350
Houston, TX  77002

Gentlemen:

     We have acted as counsel for Southern Mineral Corporation, a Nevada corporation ("SOUTHERN MINERAL"), in connection with the Agreement and Plan of Merger, dated January 24, 2001 (the "MERGER AGREEMENT") between Southern Mineral, PetroCorp Incorporated, a Texas corporation ("PETROCORP"), and PetroCorp Acquisition Company, a Delaware corporation ("PETROCORP ACQUISITION"), pursuant to which Southern Mineral will be merged with and into PetroCorp Acquisition.

     The discussion under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the prospectus included in the Registration Statement on Form S-4 of PetroCorp (File No. 333-54544) (the "REGISTRATION STATEMENT") filed in respect of the transactions contemplated in the Merger Agreement constitutes our opinion with respect to the matters set forth therein.

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities and Exchange Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission thereunder


                              Very truly yours,

                              /s/  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                              --------------------------------------------------

                              Akin, Gump, Strauss, Hauer & Feld, L.L.P.